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                       [DELOITTE & TOUCHE LLP LETTERHEAD]


                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-101188 of WH Intermediate Holdings Ltd. and Herbalife International, Inc. on Form S-4 of our reports on the consolidated financial statements of Herbalife International, Inc. dated February 19, 2002 (May 21, 2002 as to Note 11; November 11, 2002 as to Note 16) and the consolidated financial statements of WH Intermediate Holdings Ltd. dated October 30, 2002, appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Los Angeles, California
December 19, 2002